Exhibit 99.1

For Immediate Release

August 12, 2014

Citizens & Northern Corporation President and CEO Retires

Wellsboro, PA: Citizens & Northern Corporation announced today the retirement and accepted the resignation of Charles H. Updegraff, Jr. as Chairman, President and Chief Executive Officer. Mr. Updegraff also resigned as a member of the Board of the Company and as Chairman, President and CEO of Citizens & Northern Bank, the Company's wholly owned banking subsidiary.

Mark A. Hughes, currently Executive Vice President and Chief Financial Officer of the Bank, and Treasurer and Chief Financial Officer of the Company, has been appointed Interim President and CEO of the Company and Bank.

Anthony Peluso, the current Controller of the Bank also has been appointed as Treasurer of the Company and Interim Chief Financial Officer of the Company and the Bank.

The Executive Committee of the Board will act as a Search Committee to seek a permanent replacement for Mr. Updegraff. The Committee will consider both internal and external candidates.

Mr. Updegraff joined the Company in 2007 and has been President and CEO of the Company and Bank since 2010. On behalf of the Board of Directors, James E. Towner, Lead Director, stated: "During his tenure, the Bank increased profitability and positioned itself to remain competitive in the ever changing financial services industry. We wish him well in his future endeavors."

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company's stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

CONTACT:

Yvonne Gill

570.724.0247

Yvonne@cnbankpa.com